Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Iovance Biotherapeutics, Inc. 2018 Equity Incentive Plan of our reports dated February 28, 2024, with respect to the consolidated financial statements of Iovance Biotherapeutics, Inc. and the effectiveness of internal control over financial reporting of Iovance Biotherapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

August 8, 2024